Exhibit 99

Contact information: Investor Relations: Bob Vold 651.325.4300 Media: David Ewald 651-290-6276 Cell: 612-490-2650

For Immediate Release

 Gander Mountain Company Announces First Quarter 2009 Results

Record retail revenue of $210 million

Retail sales growth of 11.6% on comparable sales growth of 7.4%

Reduction in consolidated net loss of 24%

ST. PAUL, Minn., June 3, 2009 /PRNewswire-FirstCall/ — Gander Mountain Company (www.GanderMTN.com) (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, camping, marine and outdoor lifestyle apparel and footwear, products and services today announced results for the first fiscal quarter ended May 2, 2009.

Highlights:

•                  Retail sales gained 11.6 percent for the quarter, reflecting strong performance in firearms, ammunition, marine and camping.

•                  Comparable store sales grew 7.4 percent for the quarter. Excluding the (5.4) percent impact of boat and ATV sales and power sport services, which are categories the company is in the process of exiting, comparable store sales were a positive 12.8 percent during the quarter.

•                  The seasonal nature of Gander Mountain’s retail categories historically produces a first quarter loss, however, the reported retail segment net loss of $16.4 million is a $6.4 million, or 28.3 percent, improvement over the prior year.

Fiscal 2009 first quarter consolidated sales were $227.7 million compared to consolidated sales of $207.7 million for the first quarter of fiscal 2008, a 9.6 percent increase.

Retail segment sales were $209.9 million, an increase of $21.9 million or 11.6 percent, as compared to the fiscal 2008 first quarter. Direct segment sales were $17.8 million for the quarter, compared to $19.7 million for the same quarter last year, a decrease of 9.6 percent.

Retail segment net loss was $16.4 million compared to a retail net loss of $22.8 million for the first quarter last year, an improvement of $6.4 million, or 28.3 percent.  The improvement resulted primarily from sales gains, improved leverage in SG&A, and reduced interest expense.

Consolidated net loss was $18.6 million for the fiscal 2009 first quarter compared to a consolidated net loss of $24.4 million for the same quarter last year, an improvement of $5.8 million, or 23.7 percent. Consolidated results for the quarter include a net loss from the Direct segment of $2.3 million.

Comparable store sales during the first quarter of fiscal 2009 were 7.4 percent, an improvement over (0.2) percent in the fourth quarter of fiscal 2008. The firearms, ammunition, marine and camping categories all experienced strong sales performance during the quarter. Excluding the (5.4) percent impact of boat and ATV sales and power sport services, which are categories the company is in the process of exiting, comparable store sales were a positive 12.8 percent during the quarter.

Improvement in inventory management resulted in a decrease in Retail segment inventory of 16.8 percent per square foot, year-over-year.

Consolidated SG&A costs, as a percentage of sales, declined 110 basis points to 27.3 percent of sales in the quarter.

At the end of the quarter, the Company had total debt of $308 million, which is lower than the prior year by $39 million.

“Strong comparable sales performance in our retail segment allowed Gander Mountain to report continued operating improvement, even during the slowest seasonal period in the hunt-fish-camp categories and in a difficult retail environment.  We continue to apply a more disciplined approach to our operations, capital, and expense decisions,” said David C. Pratt, chairman and interim chief executive officer.  “As expected, the 2009 retail environment remains challenging.  We believe that our ongoing efforts to improve operating margins, manage costs and reduce debt will continue our momentum. I would like to thank our associates, vendors, and shareholders for their continued support.”

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, camping, marine, and outdoor lifestyle apparel and footwear, products and services. Established in 1960, the Gander Mountain brand has offered an expanding assortment of outdoor equipment, technical apparel and footwear, as well as gunsmith and archery services. The stores feature national, regional and local brands as well as the company’s owned brands. Focused on a “We Live Outdoors” culture, Gander Mountain dedicates itself to creating outdoor memories. There are 116 conveniently located Gander Mountain outdoor lifestyle stores in 23 states and three outlet stores.  Customers may also shop at www.GanderMtn.com. For the nearest store location call 800-282-5993 or visit www.GanderMtn.com. Gander Mountain is also the parent company of Overton’s (www.overtons.com), a leading catalog and Internet based retailer of products for boating and other water sports enthusiasts.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for fiscal 2008 and other required reports, as filed with the SEC, which are available at http://www.GanderMtn.com and at the SEC’s Website at http://www.sec.gov.

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Gander Mountain Company

Consolidated Statements of Operations - Unaudited

(In thousands, except per share data)

	13 Weeks Ended
	May 2,	May 3.
	2009	2008
Sales	$227,654	$207,662
Cost of goods sold	180,751	165,633
Gross profit	46,903	42,029
Operating expenses:
Selling, general and administrative expenses	62,127	58,957
Exit costs and related charges	285	776
Pre-opening expenses	299	1,627
Loss from operations	(15,808)	(19,331)
Interest expense, net	2,617	4,842
Loss before income taxes	(18,425)	(24,173)
Income tax provision	220	272
Net loss	$(18,645)	$(24,445)

Basic and diluted loss per common share	$(0.77)	$(1.02)

Weighted average common shares outstanding	24,195	24,051

Gander Mountain Company

Consolidated Balance Sheets

(In thousands)

	May 2,	January 31,
	2009	2009
	unaudited
Assets
Current assets:
Cash and cash equivalents	$1,546	$1,655
Accounts receivable	16,539	10,784
Income taxes receivable	—	62
Inventories	370,930	358,127
Prepaids and other current assets	17,943	12,132
Total current assets	406,958	382,760
Property and equipment, net	158,814	162,180
Goodwill	47,114	47,114
Acquired intangible assets, net	18,881	19,130
Other assets, net	1,811	1,936
Total assets	$633,578	$613,120

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$232,828	$204,514
Accounts payable	81,546	63,863
Accrued and other current liabilities	49,527	55,456
Notes payable - related parties	10,000	10,000
Current maturities of long term debt	15,486	15,628
Total current liabilities	389,387	349,461

Long term debt	49,313	50,402
Deferred income taxes	6,037	5,954
Other long term liabilities	27,444	27,398

Shareholders’ equity:
Preferred stock ($.01 par value, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.01 par value, 100,000,000 shares authorized; 24,195,736 shares issued and outstanding)	242	242
Additional paid-in-capital	278,828	278,691
Accumulated deficit	(117,673)	(99,028)
Total shareholders’ equity	161,397	179,905
Total liabilities and shareholders’ equity	$633,578	$613,120

Gander Mountain Company

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	13 Weeks Ended
	May 2,	May 3.
Operating activities	2009	2008
Net loss	$(18,645)	$(24,445)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,819	8,010
Exit costs and related charges	236	605
Stock-based compensation expense	137	381
Gain on disposal of assets	(35)	(6)
Change in operating assets and liabilities:
Accounts receivable	(5,779)	(6,911)
Inventories	(12,803)	(22,318)
Prepaids and other current assets	(5,726)	(6,159)
Other assets	(28)	(40)
Accounts payable and other liabilities	11,603	32,259
Deferred income taxes	83	134
Net cash used in operating activities	(23,138)	(18,490)

Investing activities
Purchases of property and equipment	(2,748)	(6,460)
Acquisition of business and related expenses	—	(167)
Proceeds from sale of assets	35	10
Net cash used in investing activities	(2,713)	(6,617)

Financing activities
Borrowings under credit facility, net	28,314	28,025
Reductions in long term debt	(2,572)	(1,517)
Proceeds from exercise of stock options and employee stock purchases	—	17
Net cash provided by financing activities	25,742	26,525

Net (decrease) increase in cash	(109)	1,418
Cash, beginning of period	1,655	2,622
Cash, end of period	$1,546	$4,040

Non-cash investing activities: During the 13 weeks ended May 2, 2009 and May 3, 2008, the Company acquired equipment totaling approximately $1.3 million and $1.5 million, respectively, that was financed through capital leases. These amounts are excluded from Purchases of property and equipment in this statement of cash flows.

Gander Mountain Company

Segment Information - Unaudited

(In thousands)

	13 Weeks Ended			13 Weeks Ended
	May 2, 2009			May 3, 2008
	Retail	Direct	Total	Retail	Direct	Total
Statement of Operations data:
Sales	$209,870	$17,784	$227,654	$187,993	$19,669	$207,662
Depreciation and amortization	7,564	255	7,819	7,381	629	8,010
Exit costs and related charges	285	—	285	776	—	776
Loss from operations	(14,132)	(1,676)	(15,808)	(18,743)	(588)	(19,331)
Net loss	$(16,360)	$(2,285)	$(18,645)	$(22,816)	$(1,629)	$(24,445)

	As of May 2, 2009			As of January 31, 2009
	Retail	Direct	Total	Retail	Direct	Total
Balance Sheet data:
Total assets	$534,203	$99,375	$633,578	$517,812	$95,308	$613,120
Inventories	346,654	24,276	370,930	334,868	23,259	358,127
Goodwill and acquired intangibles	273	65,722	65,995	400	65,844	66,244
Long term debt	$19,313	$30,000	$49,313	$20,402	$30,000	$50,402